                                                                   EXHIBIT (4)

                        FIRST SUPPLEMENTAL INDENTURE


    FIRST SUPPLEMENTAL INDENTURE, dated as of June 27, 1994, among INDEPENDENCE BANCORP, INC., a corporation duly organized and existing under the laws of the State of Pennsylvania ("IBI"), CORESTATES FINANCIAL CORP, a corporation duly organized and existing under the laws of the State of Pennsylvania ("CoreStates") and THE BANK OF NEW YORK, a New York banking corporation (the "Trustee").


                       RECITALS OF IBI AND CORESTATES

    WHEREAS, IBI has heretofore executed and delivered to the Trustee a certain Indenture, dated as of June 15, 1986 (the "Indenture") relating to $50,000,000 principal amount of its 7% Convertible Subordinated Debentures Due 2011 (the "Debentures"); and

    WHEREAS, pursuant to the Agreement and Plan of Merger dated as of the 19th day of November, 1993 (the "Merger Agreement"), by and between CoreStates and IBI, IBI will merge with and into CoreStates (the "Merger"), effective at a time to be specified on June 27, 1994, or at such other time as the parties may agree in accordance with the provisions of the Merger Agreement (the "Effective Time"); and

    WHEREAS, the Merger Agreement provides that, by virtue of the Merger, each share of IBI common stock, par value $2.50 per share (the "IBI Common Stock"), except for shares held directly or indirectly by CoreStates other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be converted into 1.50 shares of CoreStates common stock, par value $1.00 per share (the "CoreStates Common Stock"); and

    WHEREAS, pursuant to Section 1.6 of the Merger Agreement, the Debentures outstanding at the Effective Time will be assumed by CoreStates and remain outstanding thereafter as an obligation of CoreStates and, from and after the Effective Time, the debentureholders will have the right to convert the Debentures into such number of shares of CoreStates Common Stock receivable by a holder of the number of shares of IBI Common Stock into which such Debentures might have been converted immediately prior to the Merger. As a result, the conversion price at which the Debentures, immediately after the Effective Time, may be converted into CoreStates Common Stock shall be $24.167 per share of CoreStates Common Stock; and

     WHEREAS, section 4.06 of the Indenture provides that, in the case of the merger of IBI into another corporation, the successor corporation will enter into a supplemental indenture providing that the Debentureholders may convert the Debentures into the kind and amount of shares of stock and other securities and property receivable upon such merger by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such merger; and

     WHEREAS, section 4.06 of the Indenture further requires that the supplemental indenture provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in Article Four of the Indenture; and

     WHEREAS, IBI and Corestates desire to evidence CoreState's assumption of the Debentures, and the parties' compliance with Section 1.6 of the Merger Agreement and Section 4.06 of the Indenture, by the execution and delivery of this First Supplemental Indenture; and

     WHEREAS, all acts and proceedings required by law, and by the Indenture necessary to constitute this First Supplemental Indenture a valid and binding agreement for the uses and purposes herein set forth in accordance with its terms have been done and performed, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized; and

     NOW, THEREFORE, for and in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit for the Debentureholders:


                                  ARTICLE I

                                 Definitions
                                 -----------

     For the purpose of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used but not defined herein that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein.

                                  ARTICLE 2

               Assumption of the Debentures and the Indenture
               ----------------------------------------------

     As of the Effective Time, CoreStates assumes the due and punctual payment of the Debentures and the due and punctual performance and observance of all the conditions and covenants of this Indenture pursuant to and in accordance with the terms of such Debentures and the Indenture.


                                  ARTICLE 3

                          Conversion of Securities
                          ------------------------

     Section 3.01.  Conversion Privilege.  Subject to and upon compliance with
     -----------------------------------
the provisions of Article Four of the Indenture, at the option of the holder, any Debenture or any portion of the principal amount thereof which is $1,000 or a whole multiple thereof, may, at any time on or before June 15, 2011, or in case such Debenture or some portion thereof shall be called for redemption prior to such date, then, with respect to such Debenture or portion thereof so called for redemption, until and including, but not after, the close of business on the third business day next preceding the date fixed for such redemption, be converted at the principal amount thereof into duly authorized, validly issued and nonassessable shares of CoreStates Common Stock at the conversion price of $24.167 per share of CoreStates Common Stock or, in case an adjustment in the conversion price with respect to CoreStates Common Stock has taken place pursuant to the provisions of Article Four of the Indenture, then at the applicable conversion price as so adjusted.

     Section 3.02.  Adjustment of Conversion Price.  Subject to Article Four of
     ---------------------------------------------
the Indenture, in the event that CoreStates takes any of the actions described in Sections 4.05 or 4.06 of the Indenture, the conversion privilege and the conversion price will be adjusted in the manner set forth in Article Four of the Indenture.

     Section 3.03  Other Provisions of General Application.  References in the
     -----------------------------------------------------
Indenture to "Company" and "Board of Directors" will be deemed to refer also to CoreStates and the Board of Directors of CoreStates, respectively, and references to "Common Stock" will be deemed to refer only to CoreStates Common Stock.

                                  ARTICLE 4

                           Concerning the Trustee
                           ----------------------

     The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture.

                                  ARTICLE 5

                                Miscellaneous
                                -------------

     Section 5.01. Effectiveness.  This First Supplemental Indenture shall
     ---------------------------
take effect, without further action of the parties hereto, at the Effective Time. Promptly after the Effective Time, IBI shall give the Trustee notice thereof by causing a copy of the articles of merger with respect to the Merger, certified by the Secretary of State of Pennsylvania, to be delivered to the Trustee.

     Section 5.02. Termination. This Supplemental Indenture shall terminate in
     -------------------------
the event the Merger Agreement is terminated in accordance with its terms. Promptly after such termination of the Merger Agreement, CoreStates shall give the Trustee notice thereof in the manner specified in Section 4.10 of the Indenture.

     Section 5.03. Indenture Ratified.  Except as herein expressly provided,
     --------------------------------
the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof are and will remain in full force and effect.

   Section 5.04. Other
   -------------------

   (a) The Trustee accepts the trusts created by the Indenture, as amended and supplemented hereby, and agrees to perform the same upon the terms and conditions of the Indenture.

   (b) The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

    (c) Each of the Company and the Trustee makes and reaffirms as of the date of execution of this First Supplemental Indenture all of its respective representations, warranties, covenants and agreements set forth in the Indenture.

    (d) All covenants and agreements in this First Supplemental Indenture by the Company or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

    (e) In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    (f) Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the holders of the Debentures, any benefit or any legal or equitable right, remedy or claim under the Indenture.

    (g) If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939, as may be amended from time to time (the "Act"), that is required under such Act to be a part of and govern this First Supplemental Indenture, the latter provision shall control. If any provision hereof modifies or excludes any provision of such Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or excluded, as the case may be.

     (h) This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws provisions thereof.

     (i) All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

                 .                    .                    .

     This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this First Supplemental Indenture as of the date first above written.

                                       INDEPENDENCE BANCORP, INC.

                                       By /s/ John D. Harding
                                          ----------------------
                                          John D. Harding
                                          President and Chief Executive Officer

                                       CORESTATES FINANCIAL CORP

                                       By /s/ Mark Stalnecker
                                          ----------------------
                                          Mark Stalnecker
                                          Executive Vice President

                                       THE BANK OF NEW YORK,
                                          as Trustee

                                       By
                                          ----------------------

     IN WITNESS WHEREOF, the parties have duly executed this First Supplemental Indenture as of the date first above written.

                                       INDEPENDENCE BANCORP, INC.

                                       By
                                          ----------------------



                                       CORESTATES FINANCIAL CORP

                                       By
                                          ----------------------



                                       THE BANK OF NEW YORK,
                                          as Trustee

                                       By /s/ Robert F. McIntyre
                                          ----------------------
                                            ROBERT F. McINTYRE
                                          Assistant Vice President